              JEFFERSON BANCSHARES, INC. ANNOUNCES EARNINGS FOR THE
                   THREE AND NINE MONTHS ENDED MARCH 31, 2009

Morristown, Tennessee -- (May 5, 2009) - Jefferson Bancshares, Inc. (NasdaqGM:
JFBI), the holding company for Jefferson Federal Bank, announced net earnings for the quarter ended March 31, 2009 of $515,000, or $0.09 per diluted share, compared to net earnings of $495,000, or $0.09 per diluted share, for the quarter ended March 31, 2008. For the nine months ended March 31, 2009, net earnings were $1.8 million, or $0.31 per diluted share, compared to $753,000, or $0.13 per diluted share, for the comparable period in 2008. The 2009 results reflect the Company's acquisition of State of Franklin Bancshares, Inc., the parent company of State of Franklin Bank, a Tennessee chartered savings bank headquartered in Johnson City, Tennessee, (collectively, "State of Franklin") on October 31, 2008. Costs associated with the acquisition were approximately $11.8 million, consisting of 736,000 shares of Company common stock issued to former State of Franklin shareholders and $4.9 million in cash.

Financial results for the nine months ended March 31, 2008 include a $637,000 non-cash charge to deferred income tax expense to establish a valuation allowance against deferred tax assets related to the charitable contribution carryforward directly attributable to the company's contribution to the Jefferson Federal Charitable Foundation in July 2003. Excluding this tax charge, core net earnings were $1.4 million, or $0.24 per diluted share, for the nine month period ended March 31, 2008. For a reconciliation of core net earnings and net earnings on a GAAP basis, see the table below.

Anderson L. Smith, President and Chief Executive Officer commented, "Financial institutions have more challenges ahead due to the struggling economy and historically low interest rates. We continue to thoroughly review the performance of our loan portfolio and have strengthened our allowance for loan losses as a percentage of total loans. Although non-performing assets increased during the third quarter of fiscal 2009, the Company's asset quality continues to compare favorably with industry peers."

At March 31, 2009, total assets were $663.1 million compared to $330.3 million at June 30, 2008. Net loans increased $225.9 million to $508.4 million at March 31, 2009, compared to $282.5 million at June 30, 2008, reflecting the State of Franklin acquisition. Deposits increased $258.6 million to $482.1 million at March 31, 2009, due to deposits assumed in connection with the State of Franklin acquisition. Total shareholders' equity was $78.9 million at March 31, 2009 compared to $72.8 million at June 30, 2008. The increase in stockholders' equity is primarily due to the issuance of 736,000 shares of common stock related to the State of Franklin acquisition.

Nonperforming assets increased to 1.21% of total assets at March 31, 2009, compared to 0.25% of total assets at March 31, 2008, primarily due to an increase in nonaccrual real estate loans. Net charge-offs for the nine months ended March 31, 2009 were $178,000, or 0.06% of average loans on an annualized basis, compared to $521,000, or 0.25% of average loans on an annualized basis, for the same period in 2008. The allowance for loan losses was $4.8 million, or 0.94% of total gross loans, at March 31, 2009 compared to $1.8 million, or 0.64% of total gross loans, at March 31, 2008. The provision for loan losses totaled $610,000 for the nine months ended March 31, 2009, compared to $371,000 for the nine months ended March 31, 2008. The allowance for loan losses increased $3.0 million during the nine months ended March 31, 2009 due primarily to the addition of the State of Franklin allowance for loan losses. The increase in the provision for loan losses was primarily the result of the increase in nonaccrual real estate loans.

Jefferson Bancshares, Inc. is the holding company for Jefferson Federal Bank, a Tennessee-chartered savings bank headquartered in Morristown, Tennessee. Jefferson Federal is a community oriented financial institution offering traditional financial services with offices in Hamblen, Knox, Washington and Sullivan Counties, Tennessee. The Company's stock is listed on the NASDAQ Global Market under the symbol "JFBI." More information about Jefferson Bancshares and Jefferson Federal Bank can be found at its website: www.jeffersonfederal.com.
                                                    ------------------------

This press release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential." For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services and other factors that may be described in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.


                                                                        Nine Months Ended
                                                                            March 31,
                                                                        2009         2008
                                                                        ----         ----
                                                                      (Dollars in thousands,
                                                                      except per share data)
GAAP net earnings (loss)                                              $   1,838     $     753
Plus: non-cash charge to deferred income tax expense                  $       0     $     637
                                                                     -----------  ------------
Core net earnings                                                     $   1,838     $   1,390
                                                                     ===========  ============


GAAP earnings (loss) per diluted share                                $    0.31     $    0.13
Plus: non-cash charge to deferred income tax expense                  $    0.00     $    0.11
                                                                     -----------  ------------
Core net earnings per diluted share                                   $    0.31     $    0.24
                                                                     ===========  ============


                                             JEFFERSON BANCSHARES, INC.

                                                      AT                       AT
                                                MARCH 31, 2009            JUNE 30, 2008
                                            ------------------------   --------------------
                                                         (Dollars in thousands)

FINANCIAL CONDITION DATA:
Total assets                                   $   663,113               $   330,265
Loans receivable, net                              508,371                   282,483
Cash and cash equivalents, and
   interest-bearing deposits                        33,264                    17,616
Investment securities                               36,375                     3,478
Deposits                                           482,117                   223,552
Borrowings                                          90,427                    33,000
Stockholders' equity                           $    78,932               $    72,777


                                              THREE MONTHS ENDED MARCH 31,          NINE MONTHS ENDED MARCH 31,
                                                2009             2008                  2009           2008
                                            ------------     -------------         ------------   -------------
                                                  (Dollars in thousands, except per share data)

OPERATING DATA:
Interest income                             $    8,038        $    5,198           $    19,778      $   16,100
Interest expense                                 3,476             2,293                 8,238           7,338
Net interest income                              4,562             2,905                11,540           8,762
Provision for loan losses                          300               243                   610             371
Net interest income after
   provision for loan losses                     4,262             2,662                10,930           8,391
Noninterest income                                 645               378                 1,668           1,137
Noninterest expense                              4,038             2,290                 9,912           7,397
Earnings before income taxes                       869               750                 2,686           2,131
Total income taxes                                 354               255                   848           1,378
Net earnings                                $      515         $     495            $    1,838       $     753


SHARE DATA:
Earnings per share, basic                   $     0.09        $     0.09            $     0.31      $     0.13
Earnings per share, diluted                 $     0.09        $     0.09            $     0.31      $     0.13
Dividends per share                         $     0.06        $     0.06            $     0.18      $     0.18
Book value per common share                 $    11.71        $    11.67            $    11.71      $    11.67
Weighted average shares:
    Basic                                    6,265,163         5,763,588             6,006,052       5,828,374
    Diluted                                  6,265,163         5,763,588             6,006,052       5,828,374



                                              THREE MONTHS ENDED MARCH 31,          NINE MONTHS ENDED MARCH 31,
                                                2009             2008                  2009           2008
                                            ------------     -------------         ------------   -------------
                                                                 (Dollars in thousands)

ALLOWANCE FOR LOAN LOSSES:
Allowance at beginning of period             $    4,692       $   1,827            $   1,836       $   1,955
Allowance of acquired bank                            0              --                2,577              --
Provision for loan losses                           300             243                  610             371
Recoveries                                           26              34                   68              64
Charge-offs                                        (173)           (299)                (246)           (585)
                                            ------------   -------------        -------------    ------------
Net Charge-offs                                    (147)           (265)                (178)           (521)
                                            ------------   -------------        -------------    ------------
Allowance at end of period                   $    4,845       $   1,805            $   4,845       $   1,805
                                            ============   =============        =============    ============

Net charge-offs to average outstanding
   loans during the period, annualized             0.12%           0.37%                0.06%           0.25%


                                                      AT                       AT                      AT
                                                MARCH 31, 2009            JUNE 30, 2008          MARCH 31, 2008
                                            ------------------------   --------------------   ----------------------
                                                                   (Dollars in thousands)

NONPERFORMING ASSETS:
Nonaccrual loans:
    Real estate                                 $    6,246               $     139                 $    386
    Commercial business                                161                     162                       --
    Consumer                                           258                      --                       --
                                               -----------               ---------                 --------
       Total                                         6,665                     301                      386
                                               -----------               ---------                 --------
Real estate owned                                    1,359                     462                      407
Other nonperforming assets                              --                       5                       33
                                               -----------               ---------                 --------

Total nonperforming assets                      $    8,024               $     768                 $    826
                                               ===========               =========                 ========



                                              NINE MONTHS ENDED            YEAR ENDED
                                                MARCH 31, 2009            JUNE 30, 2008
                                            ------------------------   --------------------

PERFORMANCE RATIOS:
Return on average assets                               0.48%                  0.37%
Return on average equity                               3.20%                  1.69%
Interest rate spread                                   3.11%                  3.00%
Net interest margin                                    3.39%                  3.73%
Efficiency ratio                                      75.05%                 75.38%
Average interest-earning assets to
    average interest-bearing liabilities             111.64%                124.75%

ASSET QUALITY RATIOS:
Allowance for loan losses as a
    percent of total gross loans                       0.94%                  0.65%
Allowance for loan losses as a
    percent of nonperforming loans                    72.69%                609.97%
Nonperforming loans as a percent
    of total loans                                     1.30%                  0.11%
Nonperforming assets as a percent
    of total assets                                    1.21%                  0.23%



Contacts:

          Jefferson Bancshares, Inc.
          Anderson L. Smith, President and Chief Executive Officer
            423-586-8421
          Jane P. Hutton, Chief Financial Officer
            423-586-8421